COMMON STOCK
PURCHASE AGREEMENT

DATED:	November 14, 2006

BETWEEN:	Pacel Corp., a Nevada corporation
7621 Little Ave., Suite 101
Charlotte, NC 28226 (“Pacel”)

AND:	Scenic Marketing Group, LLC
1 Town Square Blvd. Suite 347
Asheville, NC 28803 (“Scenic”)

WHEREAS, Scenic desires to purchase and Pacel desires to sell and issue to Scenic shares of Pacel’s Common Stock.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereby agree as follows:

1.	Purchase and Sale of Stock

1.1	Sale and Issuance of Common Stock

Subject to the terms and conditions of this Agreement, Scenic agrees to purchase, and Pacel agrees to sell and issue to Scenic, at Closing, 5,454,545,455 shares of Common Stock (“Common Stock”) for $50,000.00 and a $250,000 Letter of Credit for use in securing Workers’ Compensation insurance with Guaranty Insurance Company, (“Purchase Price”). The Purchase Price shall be paid by Scenic by check or by wire transfer and by delivering the Letter of Credit in the form required by Guaranty Insurance Company at Closing as defined in Section 1.2 herein.

1.2.	Closing

The purchase and sale of the Common Stock shall take place at the offices of Pacel on November 14, 2006, or such other location and time as Pacel and Scenic mutually agree upon, which time and place shall be designated as the “Closing”. At the Closing, Pacel shall deliver to Scenic a certificate representing the Common Stock against delivery to Pacel by Scenic of the Purchase Price.

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2.	Representations and Warranties of Pacel

Pacel represents and warrants to Scenic that, as of the date of this Agreement:

2.1	Organization; Good Standing; Qualification

Pacel is a corporation duly organized and validly existing under the laws of the State of Nevada and has the requisite corporate power and authority to own and operate its properties and assets and to conduct its business as now conducted and as proposed to be conducted in the future, to execute and deliver this Agreement and the other agreements contemplated herein, to issue the Common Stock and to carry out the provisions of this Agreement and the other agreements contemplated herein. Pacel is now, or will be as soon as practicable after Closing , duly qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse affect on its business, properties, prospects or financial condition.

2.2	Authorization

All corporate action on the part of Pacel, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the other agreements and transactions contemplated herein, the performance of all obligations of Pacel hereunder and thereunder and the authorization, issuance and delivery of the Common Stock being sold hereunder have been or will be taken prior to the Closing. This Agreement and the other agreements contemplated herein constitute valid and legally binding obligations of Pacel, enforceable in accordance with their terms.

2.3	Valid Issuance of Common Stock

The Common Stock, when issued, sold and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable and free of any liens or encumbrances created by Pacel and will be issued in compliance with applicable federal and state securities laws.

2.4	Governmental Consents

No consent, approval, order or authorization of, registration, qualification or filing with, any federal, state or local governmental authority is required on the part of Pacel in connection with the consummation of the transactions contemplated by this Agreement, except for filings, if any, required pursuant to applicable state securities laws, which filings will be made within the required statutory period.

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2.5	Capitalization

The authorized capital stock of Pacel consists, or will consist, immediately prior to Closing, of:

(a) Common Stock. 10,000,000,000 shares of Common Stock, of which 9,942,027,401 will be issued and outstanding at Closing.

(b) Preferred Stock. 5,500,000 shares of Preferred Stock, of which 1,500,000 shares will be issued and outstanding at Closing. The rights, privileges, preferences of the Preferred Stock are as stated in the Articles of Incorporation, as amended of Pacel.

(c) The outstanding shares of Common Stock and the Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable.

(d) There are no outstanding options, warrants, rights, proxy or stockholders agreements of any kind for the purchase from Pacel of any of its securities.

2.6	Subsidiaries

Pacel owns or controls, directly or indirectly, the subsidiaries described in the attached Schedule 2.6, which is incorporated herein.

2.7	Permits

Pacel has all permits, licenses and similar authorizations necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of Pacel and believes that it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. Pacel is not in default in any material respect under any such permits, licenses or similar authority.

2.8	Compliance with Other Instruments

Pacel is not in violation or default in any material respect of any provision of its Articles of Incorporation, as amended, or Bylaws or in any material respect of any mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any federal or state judgment, order, writ, decree, statute, rule, regulation or restriction applicable to Pacel, which violation or default would have a material adverse effect on its business, properties, prospects or financial condition. The execution, delivery and performance of this Agreement and the other agreements contemplated herein and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default or require any consent under or be in conflict with or constitute either a

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violation or default under any such mortgage, indenture, agreement, instrument or contract or an event which results in the creation of any liens, charge or encumbrance upon any assets of Pacel.

2.9	Litigation

There is no action, suit, proceeding or investigation pending or, to Pacel’s knowledge, currently threatened against Pacel or any of its officers, directors, employees or agents which questions the validity of this Agreement or the other agreements contemplated herein or the right of Pacel to enter into such agreements or to consummate the transactions contemplated hereby or thereby, or which might result in any material adverse change in the assets, conditions, affairs, prospects or business of Pacel, financially or otherwise, or any change in the current equity ownership of Pacel.

2.10	Disclosure

Pacel has provided Scenic with all information reasonably available to it without undue expense that Scenic, and/or its agents and representatives, has requested for deciding whether to purchase the Common Stock and all information that Pacel believes is reasonably necessary to enable Scenic to make such decision. To the best of Pacel’s knowledge after reasonable investigation, neither this Agreement not any other agreements, written statements made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

2.11	Title to Property and Assets

Pacel has good and marketable title to its properties and assets, free and clear of any material liens, claims or encumbrances. With respect to the property and assets it leases, Pacel is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any material liens, claims or encumbrances.

2.12	Offering

Subject in part to the truth and accuracy of Scenic’s representations set forth in this Agreement, the offer, sale and issuance of the Common Stock contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended ( “1933Act”), and are exempt from registration or qualification under applicable state securities laws. Neither Pacel nor any authorized representative acting on its behalf will take any action hereafter that would cause the loss of such exemption. Pacel will conduct the offering pursuant to Section 4 (2) of the 1933 Act and Rule 506 pursuant to Regulation D under the 1933 Act and will file Form D with the United States Securities and Exchange Commission under Rule 503 thereof.

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3.	Representations and Warranties of Scenic

Scenic hereby represents and warrants to Pacel that:

3.1	Organization; Good Standing; Qualification

Scenic is a corporation duly organized and validly existing under the laws of North Carolina and has the requisite corporate power and authority to own and operate its properties and assets and to conduct its business as now conducted and as proposed to be conducted in the future, to execute and deliver this Agreement and the other agreements contemplated herein, and to carry out the provisions of this Agreement and the other agreements contemplated herein. The trust is duly qualified and authorized to transact business and is in good standing. Scenic has full power and authority to own the Common Stock being purchased hereunder and this Agreement constitutes a valid and legally binding obligation of Scenic.

3.2	Purchase Entirely for Own Account

This Agreement is made with Scenic in reliance upon its representation to Pacel, which, by Scenic’s execution of this Agreement, Scenic hereby confirms, that the Common Stock to be received by Scenic will be acquired for investment for its own account and not with a view to the distribution of any part thereof and that Scenic has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.3	Disclosure of Information; Due Diligence

Scenic represents that it has had an opportunity to ask questions of and receive answers from Pacel regarding Pacel and the terms and conditions of the offering of the Common Stock and to obtain additional information necessary to verify the accuracy of the information supplied or to which it had access. In addition, Scenic and its authorized representatives have reviewed Pacel’s filings with the United States Securities and Exchange Commission as filed on EDGAR.

3.4	Investment Experience.

Scenic represents that it is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of operations and acknowledges that it is able to fend for itself, can bear the economic risk of such an investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock. Scenic understands that the Common Stock to be purchased hereunder have not been registered under the Act, or the securities laws of any jurisdiction, by reason of reliance upon certain of Scenic’s representations and warranties under this Section 3.

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3.5	Restricted Securities.

Scenic understands that the Common Stock to be purchased hereunder is characterized as “restricted securities” under the 1933 Act and that consequently the transferability and resale of the Common Stock will be limited. Scenic further understands that the certificate evidencing the Common Stock will bear a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT AND UNDER ANY APPLICABLE SECURITIES LAWS, OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER.

3.6	Indemnification

Scenic shall indemnify and hold harmless Pacel, its officers, directors, employees, nominees, and agents against any damage, claim or liability and the costs of any action or proceeding brought as the result of any untrue representation, warranty or agreement made herein. Scenic understands that such liability could substantially exceed the Purchase Price of the Common Stock, particularly if the untrue representations relate to Scenic’s status as a foreign Scenic, as represented in Section 3.4 herein.

4.	Conditions of Scenic’s Obligations at Closing

The obligations of Scenic under Section 1.1 of this Agreement are subject to the fulfillment at or before Closing of each of the following conditions:

4.1	Representations and Warranties

The representations and warranties of Pacel contained in Section 2 of this Agreement shall be true and correct in all material respects on and as of Closing with the same effect as though such representations and warranties had been made as of the date of Closing.

4.2	Performance

Pacel shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it before Closing.

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4.3	Corporate Documents

Pacel shall have delivered to Scenic or its counsel, copies of all corporate documents of Pacel as Scenic shall reasonably request.

4.4	Delivery of Shares

Pacel shall have delivered to Scenic at Closing a stock certificate representing the Common Stock by payment of the Purchase Price called for by Section 1.1.

4.5	Consents, Permits and Waivers

Pacel shall have obtained all consents, permits and waivers necessary for the consummation of the transactions contemplated by this Agreement and the other agreements contemplated herein.

4.6	Qualifications

All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Common Stock pursuant to this Agreement shall be duly obtained and effective at Closing.

4.7	Proceedings and Documents

All corporate and other proceedings in connection with the transactions contemplated at Closing and all documents incident thereto including evidence of the filing of the Certificate of Amendment to the Articles of Incorporation of the State of Nevada shall be satisfactory in form and substance to Scenic and its legal counsel and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonable request.

4.9	Material Adverse Occurrence

There shall not occurred any event or condition of any character that might, in the reasonable opinion of Scenic, materially and adversely affect the business, properties, prospects or financial condition of Pacel, as such business is presently conducted and as is proposed to be conducted.

5.	Conditions for Pacel’s Obligations at Closing

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The obligations of Pacel to Scenic under this Agreement are subject to the fulfillment at or before Closing of each of the following conditions:

5.1	Representations and Warranties

The representations and warranties of Scenic contained in Section 3, shall be true in all material respects on and as of Closing with the same effect as though such representations and warranties had been made as of the date of Closing.

5.2	Payment of Purchase Price

Scenic shall have delivered to Pacel the Purchase Price in the amount of $300,000.00 for the Common Stock as specified in Section 1.1.

5.3	Securities Laws Qualifications

The offer and sale to Scenic shall be qualified or exempt from qualification under all applicable federal and state securities laws, which qualification or exemption Pacel shall have exercised its best efforts to obtain.

6.	Miscellaneous

6.1	Survival of Warranties

The warranties, representations and covenants of Pacel and Scenic contained in or made I pursuant to this Agreement shall survive the execution and delivery of this Agreement and Closing.

6.2	Successors and Assigns

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as may be expressly provided in this Agreement.

6.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

6.4	Counterparts

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This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5	Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6	Notices

All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage pre-paid with return receipt requested; by private courier, prepaid; by facsimile or other telecommunications device, or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Notices by courier shall be deemed delivered on the date that the courier warrants that delivery occurred. Telecommunications notices shall be deemed delivered when receipt is confirmed by confirming transmission. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the addresses set forth on the signature page of this Agreement.

6.7	Attorneys’ Fees

If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party shall be entitled to recover its cots and fees, including reason attorneys’ fees, incurred by such party in such suit or action, including any appellate proceeding.

6.8	Amendments and Waivers

After Closing, any provision of this Agreement may be amended and the observance of any provision may be waived only with the written consent of Pacel and Scenic.

6.9	Severability

If one or more of the provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.10	Entire Agreement

This Agreement and the other documents delivered at Closing constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements with respect to the subject matter hereof.

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6.11	Legal Counsel

This Agreement was prepared by legal counsel to Pacel. Scenic has been advised to seek the advice and representation of its own legal counsel in connection with this Agreement and Scenic has elected not to seek such advice and representation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PACEL CORP. By: /s/ Gary Musselman Gary Musselman, President/CEO	SCENIC MARKETING GROUP, LLC. By: /s/ Frank A. Moody, III Frank A. Moody, III, Managing Member

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